Exhibit 99.1

Stereotaxis Reports 2015 First Quarter Financial Results

- Total Revenue Increased 14% over Prior Year First Quarter -

- System Revenue Increased 112% Year over Year -

- Operating Loss Decreased 37% Year over Year -

- Silicon Valley Bank Credit Facility Extended by Three Years -

- Industry Veteran Duane DeSisto Appointed to Board of Directors -

- Company to Exhibit at Heart Rhythm Society in Boston, May 13-16 -

- Conference Call Today at 4:30 p.m. Eastern Time -

ST. LOUIS, MO, May 6, 2015—Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, today reported financial results for the first quarter ended March 31, 2015.

“The significant year-over-year gains we achieved in system and total revenue for the quarter reflect progress with our ongoing initiatives to improve commercial results,” said William C. Mills, Stereotaxis Chief Executive Officer. “We are especially encouraged by our continued momentum in Japan, where we shipped our second Niobe® magnetic navigation system during the quarter and continue to engage with high priority institutions. We now have shipped Niobe systems to Japan in consecutive quarters, which reinforces our long-standing conviction about the significance of this new market for Stereotaxis.”

Mr. Mills continued, “In the U.S., we plan to work toward expanded functionality of our Vdrive® robotic navigation system, following the recent clearance of additional disposable devices. With three Vdrive system disposables cleared for use in the U.S., physicians can fully avail themselves of the dual arm capabilities of the Vdrive Duo™ system to improve procedural workflow and results.

“The outstanding clinical safety, efficacy and efficiency of our technology compared to manual modalities across the spectrum of complex ablation cases continue to be supported by expanding clinical evidence and the corroboration of respected electrophysiologists worldwide. We look forward to sharing new findings and observations from some of the world’s leading investigators, along with our most recent product innovations, at the upcoming Heart Rhythm Society scientific sessions in Boston in May, at the EUROPACE sessions in Italy in June, and at the Japan Heart Rhythm Society scientific sessions in July.”

Mr. Mills concluded, “During the quarter, the strength of our technology franchise was further affirmed by a three-year extension of our revolving credit facility with our valued banking partner Silicon Valley Bank, which provides additional liquidity for the opportunities ahead.”

First Quarter 2015 Financial Results

Revenue for the first quarter of 2015 totaled $9.5 million, an increase of 14% from $8.4 million in the prior year first quarter and a decline of 2% sequentially from $9.8 million in the fourth quarter 2014. System revenue was $2.8 million, up 112% from $1.3 million in the prior year quarter and down 11% sequentially from $3.2 million in the fourth quarter. During the first quarter, the Company recognized revenue of $2.0 million on two Niobe systems, $0.5 million in Odyssey® solution sales and $0.3 million in Vdrive system sales. Recurring revenue was $6.7 million in the first quarter, compared to $7.0 million in the prior year quarter and $6.6 million in the fourth quarter 2014. The first quarter of 2015 was the second highest procedure volume quarter in nearly two years, with total procedures growing 1% year over year, despite a 2% sequential decline.

The Company generated new capital orders of $2.2 million on one Niobe system order, seven Odyssey solution orders and two Vdrive system orders in the first quarter, compared to $1.3 million in the prior year first quarter and $2.9 million in the fourth quarter of 2014. Ending capital backlog for the 2015 first quarter was $4.8 million.

Gross margin in the quarter was $6.9 million, or 72.4% of revenue, versus $6.7 million, or 80.6% of revenue, in the first quarter of 2014 and $7.5 million, or 76.6% of revenue, in the fourth quarter. Operating expenses in the first quarter were $8.3 million, a 7% improvement compared to $9.0 million in the prior year quarter and an increase of 16% from $7.2 million in the 2014 fourth quarter.

Operating loss in the first quarter was $(1.4) million, compared to an operating loss of $(2.2) million in the prior year first quarter and an operating income of $0.3 million in the fourth quarter. Interest expense was $0.8 million in all three quarters.

Net loss for the 2015 first quarter was $(3.1) million, or $(0.15) per share, compared to a net loss of $(4.1) million, or $(0.21) per share, reported in the first quarter of 2014. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(2.2) million, or $(0.11) per share, for the 2015 first quarter compared to $(3.1) million, or $(0.16) per share, for the 2014 first quarter. The weighted average diluted shares outstanding for the first quarters of 2015 and 2014 totaled 20.7 million and 19.4 million, respectively.

At March 31, 2015, Stereotaxis had cash and cash equivalents of $4.4 million, compared to $7.3 million at December 31, 2014, and there were no borrowings against its revolving line of credit facility. Cash burn for the first quarter of 2015 was $3.3 million compared to $2.4 million in the first quarter of 2014 and $1.4 million in the fourth quarter. At quarter end, total debt was $18.3 million related to HealthCare Royalty Partners long-term debt. During the first quarter, the Company extended its $10 million revolving credit facility with Silicon Valley Bank to March 31, 2018.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 6, 2015, at 4:30 p.m. Eastern Time, to discuss first quarter results. To access the conference call, dial 1-888-510-1765 (US and Canada) or 1-719-457-2628 (International) and give the participant pass code 3120989. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch™ Solution includes the Niobe® magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., European Union, Canada, China, Japan and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator and V-CAS™ catheter advancement system have received U.S. clearance. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenue
Systems	$2,831,178	$1,334,854
Disposables, service and accessories	6,699,848	7,019,816

Total revenue	9,531,026	8,354,670

Cost of revenue
Systems	1,400,267	559,428
Disposables, service and accessories	1,230,370	1,059,658

Total cost of revenue	2,630,637	1,619,086

Gross margin	6,900,389	6,735,584

Operating expenses:
Research and development	1,485,706	1,503,446
Sales and marketing	4,034,371	3,631,264
General and administrative	2,794,590	3,829,866

Total operating expenses	8,314,667	8,964,576

Operating loss	(1,414,278)	(2,228,992)

Other expense	(892,377)	(1,076,139)
Interest income	862	2,233
Interest expense	(829,788)	(836,950)

Net loss	$(3,135,581)	$(4,139,848)

Net loss per common share:
Basic	$(0.15)	$(0.21)
Diluted	$(0.15)	$(0.21)

Weighted average shares used in computing net loss per common share:
Basic	20,742,932	19,403,325
Diluted	20,742,932	19,403,325

STEREOTAXIS, INC.

BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,438,533	$7,270,301
Accounts receivable, net of allowance of $131,898 and $131,464 in 2015 and 2014, respectively	7,736,618	6,480,499
Inventories	6,376,082	6,371,903
Prepaid expenses and other current assets	946,819	1,094,837

Total current assets	19,498,052	21,217,540
Property and equipment, net	876,882	894,728
Intangible assets, net	1,304,694	1,379,653
Other assets	352,867	388,850

Total assets	$22,032,495	$23,880,771

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,603,628	$2,353,133
Accrued liabilities	5,241,921	5,505,142
Deferred revenue	6,318,529	6,658,170
Warrants	3,026,564	2,134,187

Total current liabilities	17,190,642	16,650,632

Long-term debt, less current maturities	18,319,895	18,388,764
Long-term deferred revenue	963,356	976,165
Other liabilities	339,246	414,928

Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2015 and 2014	—	—

Common stock, par value $0.001; 300,000,000 shares authorized, 20,911,838 and 20,480,874 shares issued at 2015 and 2014, respectively	20,912	20,481
Additional paid-in capital	447,145,927	446,241,703
Treasury stock, 4,015 shares at 2015 and 2014	(205,999)	(205,999)
Accumulated deficit	(461,741,484)	(458,605,903)

Total stockholders’ deficit	(14,780,644)	(12,549,718)

Total liabilities and stockholders’ deficit	$22,032,495	$23,880,771